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Exhibit 21.1

SUBSIDIARIES
OF
IGNITE RESTAURANT GROUP, INC.

Joe's Crab Shack-San Diego Inc.	CA
Joe's Crab Shack-Redondo Beach, Inc.	CA
Joe's Crab Shack-Kansas, Inc.	KS
Joe's Crab Shack-Texas, Inc.	TX
Joe's Crab Shack—Alabama Private Club Inc.	AL
Ignite Restaurants-New Jersey, Inc.	NJ
BHTT Entertainment, Inc.	TX
Crab Addison, Inc.	TX
Joe's Crab Shack—Maryland, Inc.	MD
Joe's Crab Shack—Abingdon MD, Inc.	MD
Joe's Crab Shack—Hunt Valley MD, Inc.	MD
JCS Monmouth Mall—NJ, LLC	DE
Joe's Crab Shack—Anne Arundel MD, Inc.	MD

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  Exhibit 21.1